Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-193658 and 333-207638) and Registration Statement on Form S-3 (File No. 333-214928) of First Foundation, Inc. and Subsidiaries of our report dated March 1, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting on Form 10-K of First Foundation, Inc. and Subsidiaries as of and for the year ended December 31, 2018.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California

March 1, 2019